Exhibit 99.1	Press Release dated May 12, 2017

Tengasco Announces First Quarter 2017 Financial Results

GREENWOOD VILLAGE, Colo., May 12, 2017 /PRNewswire/ -- Tengasco, Inc. (NYSE MKT: TGC) announced today its financial results for the quarter ended March 31, 2017. The Company reported a net loss of $213,000 or $0.03 per share of common stock during the first quarter of 2017 compared to a net loss of $1.4 million or $0.23 per share of common stock during the first quarter of 2016.  The improvement in net loss was primarily due to no ceiling test impairment being recorded in the first quarter of 2017 while a $641,000 non-cash ceiling test impairment was recorded in the first quarter of 2016, a $412,000 increase in revenues, a $166,000 decrease in general and administrative costs, and a $100,000 decrease in DD&A, partially offset by a $132,000 increase in production costs and taxes.  Net loss before effect of impairment was $763,000 or $0.13 for the quarter ended March 31, 2016 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of the press release).

The Company recognized $1.3 million in revenues during the first quarter of 2017 compared to $932,000 during the first quarter of 2016. The revenue increase was primarily due to a $484,000 increase resulting from an $18.65 per barrel increase in the average oil price from $27.67 per barrel during first quarter of 2016 to $46.32 during the first quarter of 2017.  This increase was partially offset by a $52,000 decrease from a 1.8 MBbl decrease in oil sales volumes, and a $15,000 decrease in methane facility electricity revenues.

Michael J. Rugen, CEO said, “Although average oil prices increased significantly from first quarter 2016 levels, the current price levels continue to challenge a return to profitability.  We will continue to look for additional ways to reduce costs and increase production on current wells and acreage.  As previously disclosed, the Company’s rights offering closed on February 2, 2017 raising approximately $2.7 million and providing 4.5 million new shares to current stockholders.  We used approximately $2.5 million from this rights offering to pay off the Company’s credit facility and we now have no borrowings under it.”

“As noted previously, during 2017 the Company plans to participate in drilling certain wells on a non-operated basis.  The first of these was drilled in April 2017 and is being completed as a producing well.  In addition, the Company is continuing to evaluate other acquisitions, joint ventures, and corporate opportunities that may add shareholder value.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve risk and uncertainties which may cause actual results to differ from anticipated results as detailed in the Company's periodic filings with the Securities and Exchange Commission.

GAAP to Non-GAAP Reconciliation ($ thousands, except per share data)
Quarter Ended March 31, 2016

Net loss (US GAAP)	$1,404
Impairment	$(641)
Net loss from continuing operations before effect of impairment	$763

Net loss per share – basic and diluted (US GAAP)	$0.23
Impairment – basic and diluted	$(0.10)
Net loss per share before effect of impairment – basic and diluted	$0.13

CONTACT: Cary Sorensen, V.P., (720) 420-4460